Exhibit 99.2

Alico Announces the Resignation of Five Members of its Board of Directors

LaBelle, Fla., February 2, 2005. Alico, Inc., (Nasdaq: ALCO) announced today that directors Richard C. Ackert, William L. Barton, Larry A. Carter, Stephen M. Mulready and Thomas E. Oakley have resigned as directors of the board of Alico and are declining to stand for reelection as directors at the annual meeting of the Alico stockholders previously scheduled for February 11, 2005.

As previously announced, on January 31, 2005 Atlantic Blue Trust, Inc. (“ABT”), the owner of approximately 48% of Alico’s common stock, withdrew its request that Alico consider a possible restructuring that would combine Alico’s and ABT’s operations. Each of the resigning directors was a member of the Special Committee of independent directors of the Alico board that was reviewing the possible restructuring transaction.

In a letter delivered to John R. Alexander, Chairman of the board of Alico and Chairman and Chief Executive Officer of ABT, the resigning directors asserted grievances with ABT relating to, among other things, ABT’s request that the Alico Special Committee consider the payment of a special dividend in connection with its consideration of a possible restructuring, the suggestion by Mr. Alexander that the Nominating Committee of the Alico Board consider the nomination of a member of ABT’s board of directors to fill the vacancy on the Alico board created by the retirement of Alico’s current Chief Executive Officer, W. Bernard Lester, the composition of management of Alico if a restructuring transaction were consummated with ABT and Mr. Alexander’s request that he serve as interim Chief Executive Officer of Alico following Mr. Lester’s retirement.

The letter to Mr. Alexander also set forth certain demands the resigning directors made of ABT, as conditions to their continued service, which would have required ABT to agree that, until after the 2006 Annual Meeting of Shareholders, ABT would not acquire any additional shares of Alico common stock and would not take any action to remove the resigning directors from their positions on the Alico board. The letter also outlined the resigning directors’ requirement that Alico agree to engage an executive search firm to identify a replacement for Mr. Lester, permit the independent directors on Alico’s board to hire their own legal, financial and other advisors to assist them in their capacities as directors and adopt bylaw provisions relating to record dates and advance notice of stockholder proposals and director nominations which would have the effect of restricting the rights of all stockholders to propose nominees at the annual meeting of stockholders or to take action outside of a meeting called by the Alico board. The letter cited ABT’s refusal to agree to all of these demands in total as the basis for the directors’ resignations.

John R. Alexander said: “Alico has had a 48% stockholder for many years. It is unfortunate that these individuals suddenly decided that they were no longer willing to continue to serve as directors under this circumstance unless ABT agreed to give up the basic rights enjoyed by all Alico stockholders. While, in an effort to accommodate their demands, ABT was willing to agree to remain below 50% ownership until after the 2006 Annual Meeting of Shareholders and to support most of their other requests, ABT was unwilling to agree to the demand from these directors that, regardless of what actions they may take in the future, ABT would agree to keep them in office as Alico directors until after the 2006 annual meeting. ABT is committed to the proposition that Alico should have a majority of independent directors, but it believes that directors should serve subject to the stockholder oversight provided by the law. ABT was unwilling to exempt these directors from such oversight.”

Mr. Alexander continued: “ABT is, and always has been, committed to good corporate governance, and at no time has ABT threatened or even suggested that it would seek to remove any of these individuals as directors or attempted to use its stock to influence the deliberations of the Special Committee in any manner. In fact, ABT supported the nomination of these individuals and had every intention of voting in favor of their reelection at the Annual Meeting. Regrettably, these individuals, representing a majority of the Alico board and able to control any decision of the board, chose to suddenly abandon their responsibilities rather than continue to work for the best interests of all of Alico’s stockholders.”

Alico also announced that, as a result of the director resignations, it is postponing its annual meeting of stockholders previously scheduled for February 11, 2005. Alico will set a new record date and provide additional information with respect to the rescheduled annual meeting in a revised proxy statement to be filed with the Securities and Exchange Commission (“SEC”) and distributed to stockholders as promptly as practicable after a new slate of directors is proposed.

A copy of the letter from the resigning directors to Mr. Alexander will be filed as an exhibit to a Current Report on Form 8-K to be filed by Alico in accordance with the rules and regulations of the SEC. Once filed, such Current Report will be available at the SEC’s Internet site (http://www.sec.gov).

Any questions regarding this release should be directed to W. Bernard Lester, President and Chief Executive Officer of Alico at 863-675-2966.

Alico, Inc. is an agribusiness company operating in Central and Southwest Florida. The Company owns approximately 141,000 acres of land located in Collier, Hendry, Lee and Polk Counties. The Company is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane and sod production, and forestry. The Company also leases land for farming, cattle grazing, recreation, and oil exploration.

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